Exhibit 99.2

FOR IMMEDIATE RELEASE	For more information:
June 29, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST ANNOUNCES

APPOINTMENT OF MATTHEW BREAUX AND RYAN DUNLAP

AS VICE PRESIDENTS, ACQUISITIONS FOR THE

EASTERN AND WESTERN REGIONS

DENVER, CO — June 29, 2011 — Industrial Income Trust Inc. (IIT), an industrial real estate investment trust that owns and operates industrial properties, announced today that it has appointed Matthew Breaux as Vice President, Acquisitions for the Eastern Region and Ryan Dunlap as Vice President, Acquisitions for the Western Region. In these roles, Mr. Breaux and Mr. Dunlap are responsible for sourcing acquisition opportunities in the Eastern and Western regions of the U.S., respectively.

Mr. Breaux brings over 12 years of experience to IIT in banking, private equity and real estate. From 2006 to 2010, he served as an Associate with Dividend Capital Total Realty Trust (TRT), and subsequently with IIT, analyzing debt and equity real estate investment opportunities throughout the United States. From 1999 until 2006, Mr. Breaux served in various capacities for Hibernia Corporation, a bank holding company.

Mr. Dunlap has performed in a financial services capacity in the real estate industry since 1999. Since 2007, he has been responsible for the financial analysis, due diligence and closing of hard assets at TRT as an Investment Associate, Acquisitions. From 2006 to 2007, Mr. Dunlap served as an intern with Barker Pacific Group while simultaneously attending graduate school, providing support to the acquisitions team during the financial underwriting and due diligence stages of transactions. Previously, between 2004 and 2005, he held a position at Jones Lang LaSalle within the company’s Southern California Leasing and Management team. From 2002 until 2004, he served as an associate with Rosen Consulting Group, analyzing, researching and forecasting demographic and real estate market fundamentals across all product types for ten major U.S. metropolitan areas. Mr. Dunlap began his career as an analyst for Banc of America Securities LLC in 1999.

“Matthew and Ryan both bring a tremendous amount of real estate and financial experience to the company,” said Dwight Merriman, Chief Executive Officer of IIT. “Our strategy is to build a national operating platform of institutional-quality industrial real estate, and their knowledge of markets, properties and financial analysis will continue to help bolster our efforts in establishing a significant presence across the United States.”

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This press release contains forward-looking statements (such as those concerning plans and objectives for future operations or economic performance) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

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